UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

First Citizens BancShares, Inc.
(Exact name of registrant as specified in its charter)

Delaware	56-1528994
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4300 Six Forks Road, Raleigh, North Carolina	27609
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
5.625% Non-Cumulative Perpetual Preferred Stock, Series C	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement file number to which this form relates: 333-250131

Securities to be registered pursuant to Section 12(g) of the Act:
None

Item 1.	Description of Securities to be Registered.

The class of securities to be registered hereby is the 5.625% Non-Cumulative Perpetual Preferred Stock, Series C, par value $0.01 per share (the “Series C Preferred Stock”) of First Citizens BancShares, Inc. (the “Company”).

On October 15, 2020, the Company entered into an Agreement and Plan of Merger, as amended by Amendment No. 1, dated September 30, 2021 (as amended, the “Merger Agreement”), by and among the Company, First-Citizens Bank & Trust Company, a North Carolina chartered commercial bank and direct, wholly owned subsidiary of the Company (“FCB”), FC Merger Subsidiary IX, Inc., a direct, wholly owned subsidiary of FCB, and CIT Group Inc. (“CIT”), a Delaware corporation and the parent company of CIT Bank, N.A., a national banking association.

Subject to the terms and conditions of the Merger Agreement, at the effective time, each share of CIT’s 5.625% Non-Cumulative Perpetual Preferred Stock, Series B, par value $0.01 per share, will be automatically converted into the right to receive a share of the Series C Preferred Stock.

The description of the Series C Preferred Stock set forth under the caption “Description of New First Citizens Preferred Stock—First Citizens Series C Preferred Stock” in the Registration Statement on Form S-4 (File No. 333-250131) of the Company filed with the Securities and Exchange Commission on November 16, 2020, as amended on December 21, 2020, is incorporated herein by reference.

Item 2.	Exhibits.

Exhibit No.	Description

3.1	Restated Certificate of Incorporation of the Company, as amended (incorporated by reference to Exhibit 3.1 to the Company’s Form 10-K for the year ended December 31, 2014)
3.2	Certificate of Designation of 5.625% Non-Cumulative Perpetual Preferred Stock, Series C, of the Company
3.3	Amended and Restated Bylaws of the Company, as amended (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K, filed on July 30, 2015)
4.1
Specimen of the Company’s 5.625% Non-Cumulative Perpetual Preferred Stock, Series C, Certificate (incorporated by reference to Exhibit 4.4 to Amendment No. 1 of the Company's Form S-4 Registration Statement (333-250131), filed on December 21, 2020)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

First Citizens BancShares, Inc.
(Registrant)

Date:	January 3, 2022	By: /s/ Craig L. Nix
Craig L. Nix
Chief Financial Officer